MC-395568

Certificate Of Incorporation

I, ***LISA MOORE-JERVIS*** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

ESGL Holdings Limited

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 18th day of November Two Thousand Twenty-Two

Given under my hand and Seal at George Town in the Island of Grand Cayman this 18th day of November Two Thousand Twenty-Two

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 705107118998
www.verify.gov.ky
21 November 2022